Exhibit 24.1

POWER OF ATTORNEY

Each person whose signature appears below, as a Director of TE Connectivity plc (the “Company”), a Irish corporation with its general offices at Parkmore Business Park West, Parkmore, H91VN2T Ballybrit, Galway, Ireland, does hereby make, constitute and appoint Terrence R. Curtin, Chief Executive Officer, Heath A. Mitts, Executive Vice President and Chief Financial Officer, John S. Jenkins, Jr., Executive Vice President and General Counsel, or any one of them acting alone, his or her true and lawful attorneys, with full power of substitution and resubstitution, in his or her name, place and stead, in any and all capacities, to execute and sign the Company’s Annual Report on Form 10-K for the fiscal year ended September 27, 2024, and any and all amendments thereto, and documents in connection therewith, to be filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, giving and granting unto said attorneys full power and authority to do and perform such actions as fully as they might have done or could do if personally present and executing any of said documents.

Dated and effective as of the 11th of November 2024.

/s/ Terrence R. Curtin	/s/ Syaru Shirley Lin
Terrence R. Curtin, Director	Syaru Shirley Lin, Director

/s/ Jean-Pierre Clamadieu	/s/ Heath A. Mitts
Jean-Pierre Clamadieu, Director	Heath A. Mitts, Director

/s/ Carol A. Davidson	/s/ Abhijit Y. Talwalkar
Carol A. Davidson, Director	Abhijit Y. Talwalkar, Director

/s/ Lynn A. Dugle	/s/ Mark C. Trudeau
Lynn A. Dugle, Director	Mark C. Trudeau, Director

/s/ Sam Eldessouky	/s/ Dawn C. Willoughby
Sam Eldessouky, Director	Dawn C. Willoughby, Director

/s/ William A. Jeffrey	/s/ Laura H. Wright
William A. Jeffrey, Director	Laura H. Wright, Director